Exhibit 99.1

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 1

Zhongpin Reports Higher Revenues, Net Income, and EPS for the First Quarter 2011

NEW YORK, May 6, 2011 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin” or “the company,” Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China (“China”), today reported higher revenues, net income, and earnings per share for the three months ended March 31, 2011.

First quarter 2011 highlights:

•	Revenues increased 40% in the first quarter 2011 to $285.8 million from $204.3 million in the first quarter 2010.

•	Net income increased 27% to $16.9 million in the first quarter 2011 from $13.3 million in the first quarter 2010.

•	Basic earnings per share increased 24% to $0.47 in the first quarter 2011 from $0.38 in the first quarter 2010 on average basic shares outstanding that were 3% higher.

•	Diluted earnings per share increased 24% to $0.47 in the first quarter 2011 from $0.38 in the first quarter 2010 on average diluted shares outstanding that were 3% higher.

•	Gross profit margin increased to 12.6% in the first quarter 2011 from 12.2% in the first quarter 2010.

•
Zhongpin reaffirmed its prior guidance for the year 2011 and revised its guidance earnings per share numbers for the higher average shares that are outstanding as a result of its successful offering of 5 million common shares that was completed on March 22, 2011.

•
In mid-April 2011, Zhongpin signed a framework agreement with China Construction Bank, Henan Branch, that is expected to provide approximately RMB 10 billion in financial support and services to assist Zhongpin in its growth.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, “Our first quarter was a very good start to the year 2011. Our revenues increased on both higher average prices and higher tonnage, although we saw somewhat lower pricing in some product lines.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 2

“With our good results in the first quarter, we have reaffirmed our previous guidance and have revised only our guidance earnings per share numbers to account for the higher average shares that are outstanding during 2011 as a result of the completion of our follow-on offering.

“Our operations have continued to perform well and our capacity and market expansions are on schedule.

“Importantly, on March 21, China’s Vice Prime Minister Hui Liangyu visited our operations. During his inspection, Mr. Hui visited Zhongpin's production operations and cold storage facilities in Changge. He gave high praise for the company’s food safety, farming cooperative model, product development, industrial layout, and cold-chain logistics.

“His high praise is especially significant considering the contamination problems that a competitor has experienced recently.”

Mr. Hui was accompanied by vice governors and deputy mayors who are primarily in charge of agriculture in many provinces, cities, and districts. Officers of the Ministry of Agriculture and the National Development and Reform Commission also attended. The delegation’s visit was part of the National Agricultural Conference.

The company believes that the Vice Prime Minister’s visit signifies an important opportunity for Zhongpin to expand its market share and gain favorable government policies.

Mr. Zhu continued, “Our product quality and safety is engineered into our production and quality assurance processes, so Mr. Hui’s positive comments were not a surprise to us.

“Our competitor’s contamination problem, of course, has caused us to again review all of our production, processing, quality assurance, and quality control, and bio-verification systems to be absolutely sure there is no chance of any contamination in any of our products.”

“We will continue to make the investments in the latest improvements in bio-science and product and process technologies to keep our plants, cold-chain logistics, and suppliers at the forefront of product quality and safety. Our objective is to continue to lead the industry with the highest product quality – from farm to fork.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 3

“We are continuing to expand our production and markets into other provinces in which pork is traditionally consumed in significant quantities and in which there is a sufficient hog supply. We are in the process of replicating our success in the Henan province into other provinces in northern and eastern China where we expect to build capacity clusters similar to the cluster we have constructed so successfully in Henan.

“In 2011, we are executing our proven strategy to expand our sales, profits, market share, and the geographic regions that we serve. We expect to sustain the trend-line growth we have achieved in the last five years.”

Capacity and market expansions continuing

Zhongpin put its new facility in Tianjin into operation in January 2010. The new plant has a production capacity of about 100,000 metric tons for chilled and frozen pork. The construction of phase two of the facility, with a production capacity of about 36,000 metric tons for prepared pork products started in October 2010 and should be in operation in the second quarter of 2011. Investors have been invited to visit this new facility as part of Zhongpin’s tour of plants that will be held on May 30 and 31.

Zhongpin is investing about $61.5 million to build a slaughtering and processing plant, low temperature prepared pork plant, logistics center, and research and development center in Nong'an county, Changchun, in the Jilin province of China. This facility will have a production capacity of about 70,000 metric tons for chilled pork, 25,000 metric tons for frozen pork, and 30,000 metric tons for prepared pork products. Construction started in September 2010. The company expects to put the chilled and frozen pork facility into operation in the fourth quarter of 2011 and the prepared pork products facility into operation in the third quarter of 2012.

Zhongpin is also investing about $63.0 million to build a production facility, warehouse, and distribution center in Taizhou, Jiangsu province. This facility will have a production capacity of about 100,000 metric tons for chilled and frozen pork, of which 80% will be for chilled pork including easy-to-cook products, 20% for frozen pork, plus 30,000 metric tons for prepared pork products. The construction work started in October 2010. The company expects to put the chilled and frozen pork facility into operation in the third quarter of 2011 and the prepared pork products facility into operation in the first quarter of 2012.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 4

Zhongpin is investing about $58.5 million to build a new production, research and development, and training complex in Changge, Henan province, excluding the cost of land use rights it has already obtained. When completed, this new facility will have a production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new facility, the company expects to develop a center for research and development, training, and quality control. Construction for the first phase with an annual production capacity of about 50,000 metric tons for prepared pork products started in the first quarter of 2011 and should be completed by the third quarter of 2011. The second phase, with a production capacity of about 50,000 metric tons for prepared pork products, should be completed by the fourth quarter of 2012. Zhongpin plans to open the research and development and training center by the fourth quarter of 2012.

As of March 31, 2011, Zhongpin had an annual capacity of 563,760 metric tons for chilled and frozen pork, 90,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a total annual capacity of 703,760 metric tons.

Outlook for pork demand in China

Mr. Zhu continued, “Our strategy, which has proven to be very effective, has five major objectives that are designed to create additional value for our shareholders:
•	increase our brand recognition and sales,
•	expand our market presence,
•	increase our production capacities,
•	expand and optimize our product lines, and
•	maintain our technological superiority.

“China’s economy continues to expand and pork continues to be China’s preferred protein. We are continuing to build a strong leading national brand position and higher market share in the pork category and are expanding our processing plants and distribution networks to satisfy the increasing demand for our high quality products.

“We believe the outlook for China's pork processing industry remains quite positive, and we expect to be a leader in the industry’s consolidation in China.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 5

“The outlook for the Chinese economy, its food processing industry, and for Zhongpin continues to be very encouraging, so we have reaffirmed our prior guidance for the year 2011, and have revised only the guidance earnings per share numbers for the higher average shares that are outstanding in 2011 as a result of the completion of our follow-on offering.”

To help support its planned expansion, in mid-April, Zhongpin signed a framework agreement with China Construction Bank, Henan Branch, that is expected to provide approximately RMB 10 billion in financial support and services to assist Zhongpin in its growth.

Mr. Zhu continued, “We are gratified and honored that China Construction Bank, one of the largest state owned banks in China, is showing its confidence in our operations and faith in our growth potential by lending its substantial financial support to our business. This substantial vote of confidence gives us great comfort as we continue to invest to grow and expand our business and market share.”

Guidance for the year 2011

Mr. Warren Wang, Zhongpin’s Chief Financial Officer, said, “We are reaffirming our prior guidance for the year 2011 and have revised only the guidance earnings per share numbers to reflect the higher average shares that are outstanding as a result of our completed offering of 5 million common shares on March 22, 2011.

“The guidance for 2011 is based on several assumptions and judgments that include:

•	Continuation of China's policies designed to stimulate domestic consumption and economic growth.

•
Average pork prices in China are expected to increase between 5% and 10% in 2011 from 2010, based on the assumption of steady economic growth and the forecast trend for the supply of live hogs and the cost to raise hogs.

•
A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2011 than in 2010, while continuing to increase the sales volume of processed pork products to optimize our product structure.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 6

•	Average capacity utilization for the year of about 79% for pork products.

•	Increasing distribution efficiencies and reduction in the duration of delivery times by expanding our cold-chain logistics system, networks, and service.

•
Continuing to reinforce awareness, recognition, and selection of Zhongpin brand products in the major regional markets, to expand awareness of the brand across China, and to increase market share and the brand’s price premium.

•
And continuation of the Chinese government's support and subsidies for producers of agricultural products, such as Zhongpin. Total government subsidies for Zhongpin are expected to exceed $5 million in 2011.

“Given those comments and assumptions, here are the numbers.

“For the year 2011, we expect that Zhongpin's sales revenues should be within a range of US$1.18 billion to $1.23 billion.

“Gross profit margin is expected to be within the range of 11.7% to 12.4%.

“Net profit margin is expected to be within the range of 5.7% to 6.3%.

“Revising only for the higher average shares expected for the year 2011, the resulting diluted earnings per share for the year 2011 is currently expected to be within the range of $1.66 to $1.91 per share, assuming average diluted common shares outstanding of about 40.5 million shares in 2011.

“Zhongpin believes that China's meat and food industry will continue to consolidate in 2011 at a more rapid pace than in 2010, which may result in higher market shares for our main competitors. However, we believe that Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2011 can be achieved.”

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 7

Sales revenues

Total revenue increased $81.5 million or 40% to $285.8 million in the three months ended March 31, 2011 from $204.3 million in the first three months ended March 31, 2010, primarily due to increased average selling prices of Zhongpin’s products and increased sales volume in its meat and meat products segment resulting from the company’s continuing geographic expansion, more branded stores, and increased sales to food service distributors in China.

The following table presents Zhongpin’s sales by product division for the first quarter 2011 and 2010.

	Sales by Division
	Three months ended			Three months ended
	March 31, 2011			March 31, 2010
			Average			Average
	Metric	Revenues	Price /	Metric	Revenues	Price /
	Tons	(millions)	Metric Ton	Tons	(millions)	Metric Ton
Pork and Pork Products
Chilled pork	70,099	$168.6	$2,405	64,418	$114.7	$1,781
Frozen pork	32,736	73.5	$2,245	32,845	50.4	$1,534
Prepared pork products	20,114	41.3	$2,053	16,047	36.3	$2,262
Vegetables and Fruits	3,288	2.4	$730	3,952	2.9	$734
Total	126,237	$285.8	$2,264	117,262	$204.3	$1,742

The pork market in China is highly fragmented, and in the markets where the company sells its products, no single supplier has a significant influence on the market price of pork or related pork products. Zhongpin has been pricing its products based on the value of its brand, the quality of its products, hog prices during the period, and pricing trends for similar products in the regions where it operates.

Chilled pork revenues increased on higher tonnage at higher average prices. Revenues from chilled pork products increased 47% in the first quarter 2011 from first quarter 2010. Chilled pork tonnage increased 9% in the first quarter 2011 from the prior first quarter. The average price per metric ton for chilled pork increased 35% in the first quarter from the first quarter 2010.

Frozen pork revenues increased on slightly lower tonnage at higher average prices. Revenues from frozen pork products increased 46% in the first quarter 2011 from the first quarter 2010. Frozen pork tonnage decreased 0.3% in the first quarter 2011 from the first quarter 2010. The average price per metric ton for frozen pork increased 46% in the first quarter 2011 from the first quarter 2010.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 8

Prepared pork revenues increased on higher tonnage at lower average prices. Revenues from prepared pork products increased 14% in the first quarter 2011 from the first quarter 2010. Prepared pork tonnage increased 25% in the first quarter 2011 from the first quarter 2010. The average price per metric ton for prepared pork products decreased 9% in the first quarter 2011 from the first quarter 2010.

Pork and pork products totaled 99.2% of total revenues in the first quarter 2011 and 98.6% in the first quarter 2010.

Vegetables and fruits revenues decreased on lower tonnage at lower average prices. Vegetables and fruits revenues decreased 17% in the first quarter 2011 from the first quarter 2010. Tonnage of vegetables and fruits decreased 17% in the first quarter 2011 from the first quarter 2010. Average price per metric ton for vegetables and fruits decreased 0.5% in the first quarter 2011 from the first quarter 2010. Vegetables and fruits were 0.8% of total revenues in the first quarter 2011 and 1.4% in the first quarter 2010.

The sales of meat and vegetable products are closely related to the particular regional markets in which the company’s distribution channels are located. Therefore, the increase in metric tons sold in the first quarter 2011 was partly attributable to company’s effort to expand its distribution channels. The following table shows the changes in Zhongpin’s distribution channels.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 9

	Numbers of Store and Cities Generating Sales Volume
	(unaudited)
	As of March 31,		Net
	2011	2010	Change	% Change
Showcase store	165	148	17	11%
Branded stores	1,105	1,017	88	9%
Supermarket counters	2,108	2,055	53	3%
Total	3,378	3,220	158	5%
First-tier cities	29	29	--	--
Second-tier cities	131	125	6	5%
Third-tier cities	424	393	31	8%
Total	584	547	37	7%

The expansion in Zhongpin’s distribution channels and geographical coverage has been a significant factor in the increase in its sales volume. The following table shows revenues by distribution channel.

	Sales by Distribution Channel
	(unaudited)
	(U.S. dollars in millions)
	First quarter		Net
	2011	2010	Change	% Change
Retail channels	$107.7	$84.6	$23.1	27%
Wholesalers and distributors	97.4	62.2	35.2	57%
Restaurants and food service	77.2	56.2	21.0	37%
Export	3.5	1.3	2.2	169%
Total	$285.8	$204.3	$81.5	40%

The increase in sales to different distribution channels was primarily due to the following factors:
▪	Zhongpin’s has maintained its utilization rate for all facilities;
▪	the company has built up its brand image and brand recognition through general advertising display promotions and sales campaigns;
▪	the company has increased the number of stores and other channels through which it sells its products; and
▪	Zhongpin believes consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 10

Cost of sales

As discussed above, all meat products are derived from the same raw materials, which are live hogs. Vegetable and fruit products are purchased from farmers located close to the company’s processing facility in Changge, Henan. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all the costs of raw materials. Costs of sales primarily include costs of raw materials, labor costs, and overhead. Of the total costs of sales, the costs of raw materials typically account for about 95.0% to 97.0%, overhead typically accounts for 2.0% to 3.5%, and labor costs typically account for 1.5% to 1.7%, with slight variations from period to period.

	Costs of Sales by Division
	(unaudited)
	Three months ended			Three months ended
	March 31, 2011			March 31, 2010
			Average			Average
			Cost per			Cost per
	Metric	Amount	Metric	Metric	Amount	Metric
	Tons	(millions)	Ton	Tons	(millions)	Ton
Products
Chilled pork	70,099	$149.6	$2,134	64,418	$102.1	$1,585
Frozen pork	32,736	67.8	$2,071	32,845	46.3	$1,410
Prepared pork products	20,114	30.6	$1,521	16,047	28.6	$1,782
Vegetables and Fruits	3,288	1.9	$578	3,952	2.4	$607
Total	126,237	$249.9	$1,980	117,262	$179.4	$1,530

Gross profit margin (gross profit divided by revenue) increased to 12.6% in the first quarter 2011 from 12.2% in the first quarter 2010 primarily due to (a) the company’s effort to adjust its production level, product mix, and the percentages of the sales sold through different sales channels, (b) the selling prices of pork and pork products that were maintained at higher levels, and (c) consumers who were willing to pay higher prices for high-quality products.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 11

General, administrative, and selling expenses

General and administrative expenses increased $0.3 million or 5% to $6.4 million in the first quarter 2011 from $6.1 million in the first quarter 2010 primarily due to a $0.1 million increase in intangible assets amortization expense due to more land use rights the company purchased for its expansion, and a $0.2 million increase in insurance expenses. As a percentage of revenues, general and administrative expenses decreased to 2.3% in the first quarter 2011 from 3.0% for the first quarter 2010.

Selling expenses increased $2.0 million or 47% to $6.3 million in the first quarter 2011 from $4.3 million in the first quarter 2010, mainly due to Zhongpin’s higher sales of pork and pork products and a $0.7 million increase in salaries and a $0.9 million increase in transportation costs. As a percentage of revenue, selling expenses increased to 2.2% in the first quarter 2011 from 2.1% in the first quarter 2010.

Research & development expenses

Research and development expenses increased to $0.4 million in the first quarter 2011 from $0.04 million in the first quarter 2010.

Interest expense

Interest expense, net of interest income, increased $4.0 million or 286% to $5.4 million in the first quarter 2011 from $1.4 million in the first quarter 2010 primarily due to (a) higher interest rates in the first quarter 2011 compared with the first quarter 2010 because the People’s Bank of China increased interest rates to cool down the China economy, (b) higher bank borrowings in the first quarter 2011 compared with first quarter 2010, and (c) Zhongpin cashed additional bank notes in the first quarter 2011, which generated interest expense.

Other income, exchange gain, and government subsidies

Other income, exchange gain, and government subsidies decreased $0.2 million or 17% to $1.0 million in the first quarter 2011 from $1.2 million in the first quarter 2010.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 12

Provision for income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25%. There is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The increase of $0.5 million in the provision for income taxes in the first quarter 2011 from the first quarter 2010 resulted from higher sales of prepared pork products.

Net income

Net income increased 27% to $16.9 million in the first quarter 2011 from $13.3 million in the first quarter 2010 primarily due to higher revenues from higher tonnage sold at higher average prices, effective use and control of expenses, and higher government subsidies, partly offset by higher interest expenses and higher income taxes. The net profit margin (net income divided by revenues) declined to 5.9% in the first quarter 2011 from 6.5% in the first quarter 2010, primarily due to higher interest expense in the first quarter 2011. The higher interest expense came from higher borrowings, higher interest rates, and higher short-term borrowings from banks in the first quarter 2011 to support planned expansions in production and R&D facilities to generate higher expected future growth.

Earnings per share

Basic earnings per share increased 24% to $0.47 in the first quarter 2011 from $0.38 in the first quarter 2010. Average basic shares outstanding increased 3% to 35,850,877 shares in the first quarter 2011 from 34,715,466 shares in the first quarter 2010.

Diluted earnings per share increased 24% to $0.47 in the first quarter 2011 from $0.38 in the first quarter 2010. Average diluted shares outstanding increased 3% to 36,224,022 shares in the first quarter 2011 from 35,222,810 shares in the first quarter 2010.

Liquidity and capital resources

Net cash provided by operating activities was $9.9 million in the first quarter 2011, generated mainly from net income, depreciation, and changes in current assets and current liabilities.
Net cash used in investing activities was $68.4 million in the first quarter 2011, primarily for deposits for purchasing land use rights, construction in progress, and the required increase in restricted cash.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 13

Net cash provided by financing activities totaled $151.0 million in the first quarter 2011, primarily provided by the proceeds from the issuance of bank notes and common stock and higher short-term borrowings from banks.

As a result, including the effects of currency exchange rate changes in the first quarter 2011, cash and cash equivalents increased $93.4 million in the first quarter 2011 from December 31, 2010, and cash and cash equivalents totaled $177.6 million on March 31, 2011.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $1,872.4 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling the maturing loans into new short-term loans with the same lenders as it has done in the past.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Monday, May 9, 2011, which is 8:00 p.m. in Beijing on the same day.

The dial-in details for the live conference call are:

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	400-681-6949
Participant PIN code	326957#

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Standard Time, March 14, 2011. The dial-in details for the telephone replay are:

U.S. toll-free number	1-866-549-1292
International dial-in number	+852-3005-2050
Mainland China toll-free number	400-681-6949
Participant PIN code	326957#

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 14

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,378 retail outlets. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin’s website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 15

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Christian Arnell (English and Chinese)
Telephone +86 10 5826 4939 in Beijing
carnell@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com

Financial statements follow.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 16

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amounts in U.S. dollars) (Unaudited)

	Three months ended March 31,
	2011	2010
Revenues
Sales revenues	$285,783,221	$204,284,915
Cost of sales	(249,866,971)	(179,366,565)
Gross profit	35,916,250	24,918,350

Operating expenses
General and administrative expenses	(6,427,546)	(6,058,141)
Selling expenses	(6,273,320)	(4,336,828)
Research and development expenses	(431,506)	(40,852)
Total operating expenses	(13,132,372)	(10,435,821)
Income from operations	22,783,878	14,482,529

Other income (expense)
Interest income (expenses), net	(5,437,069)	(1,435,461)
Other income (expenses), net	(27,033)	565,063
Exchange gain (loss)	(39,812)	(304)
Government subsidies	1,114,621	625,156
Total other income (expense)	(4,389,293)	(245,546)
Net income before taxes	18,394,585	14,236,983
Provision for income taxes	(1,511,390)	(986,520)
Net income	16,883,195	13,250,463
Net income attributable to noncontrolling interest	(154)	--
Net income attributable to Zhongpin Inc. shareholders	$16,883,042	$13,250,463

Foreign currency translation adjustment	3,807,915	86,265
Foreign currency translation adjustment attributable to noncontrolling interest	(1,062)	--
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	3,806,853	86,265

Comprehensive income	20,691,110	13,336,728
Comprehensive income attributable to noncontrolling interest	(1,216)	--
Comprehensive income attributable to Zhongpin Inc. shareholders	$20,689,894	$13,336,728

Basic earnings per common share	$0.47	$0.38
Diluted earnings per common share	$0.47	$0.38
Basic weighted average shares outstanding	35,850,877	34,715,466
Diluted weighted average shares outstanding	36,224,022	35,222,810

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 17

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$177,565,058	$84,172,186
Restricted cash	56,112,212	17,527,056
Bank notes receivable	30,853,963	19,282,740

Accounts receivable, net of allowance for doubtful accounts of $2,105,961 and $1,708,479	38,261,591	30,784,463
Other receivables, net of allowance for doubtful accounts of $244,539 and $232,751	2,009,314	1,035,850
Purchase deposits	7,997,477	7,415,567
Inventories	33,741,140	26,534,014
Prepaid expenses	858,850	391,386
VAT recoverable	24,406,346	20,771,902
Allowance receivables	4,346,071	2,477,928
Deferred tax assets	401,766	397,744
Other current assets	424,037	442,080
Total current assets	376,977,825	211,232,916

Long-term investment	457,568	452,987
Property, plant and equipment (net)	315,748,584	291,567,396
Deposits for purchase of land use rights	33,447,089	17,059,644
Construction in progress	19,575,070	30,433,905
Land use rights	86,892,120	86,475,708
Deferred charges	14,825	21,686
Other non-current assets	1,451,254	1,436,726
Total assets	$834,564,335	$638,680,968

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 18

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term loans	$103,540,282	$91,774,025
Bank notes payable	106,581,355	18,646,473
Long-term loans - current portion	15,397,943	14,943,260
Capital lease obligation-current portion	6,531,215	7,282,720
Accounts payable	17,554,610	8,551,003
Other payables	16,773,831	15,842,331
Accrued liabilities	12,157,862	9,794,474
Deposits from customers	6,017,253	8,255,194
Tax payable	1,544,020	1,604,847
Total current liabilities	286,098,371	176,694,327

Deferred tax liabilities	365,797	362,135
Deposits from customers – long-term portion	1,824,432	1,958,827
Capital lease obligation	4,084,650	4,999,454
Long-term loans	82,981,178	83,672,401
Total liabilities	375,354,428	267,687,144

Equity
Common stock: par value $0.001; 100,000,000 authorized; 40,338,160 and 35,338,160 shares issued and outstanding	40,338	35,338
Additional paid-in capital	238,122,278	171,401,989
Retained earnings	186,862,386	169,979,344
Accumulated other comprehensive income	33,384,006	29,577,153
Total Zhongpin Inc. shareholders’ equity	458,409,008	370,993,824
Noncontrolling interest	800,899	--
Total shareholders' equity	459,209,907	370,993,824
Total liabilities and shareholders' equity	$834,564,335	$638,680,968

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 19

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$16,883,195	$13,250,463
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	3,964,080	2,729,974
Amortization of intangible assets	456,188	327,390
Provision for allowance for bad debt	388,054	374,030
Stock-based compensation expense	368,627	473,472

Changes in operating assets and liabilities:
Accounts receivable	(7,515,312)	(9,929,541)
Other receivables	(968,464)	266,413
Purchase deposits	(504,858)	1,573,258
Prepaid expense	(461,894)	(110,379)
Inventories	(6,910,560)	(2,024,048)
Tax refunds receivable	(3,410,453)	(2,192,751)
Other current assets	22,422	(35,240)
Long-term deferred charges	7,052	11,351
Accounts payable	8,880,836	3,280,371
Other payables	773,741	534,534
Allowance receivables	(1,835,583)	(4,412,736)
Accrued liabilities	2,261,200	3,082,041
Taxes payable	(76,742)	21,859
Deposits from customers	(2,311,969)	(355,299)
Deposits from customers – long-term portion	(153,576)	204,761
Net cash provided by (used in) operating activities	9,855,984	7,069,923

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Earnings release of May 6, 2011 -- page 20

Cash flows from investing activities:
Deposits for purchase of land use rights	(16,148,923)	--
Construction in progress	(11,504,427)	(19,057,251)
Additions to property and equipment	(2,484,867)	(1,942,869)
Additions to land use rights	--	(477,844)
Increase in restricted cash	(38,251,560)	3,953,897
Net cash used in investing activities	(68,389,777)	(17,524,067)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	76,059,193	(4,815,772)
Proceeds from (repayment of) short-term bank loans, net	10,794,093	(19,887,508)
Proceeds from long-term loans	--	23,945,495
(Repayment of) long-term loans	(1,228,744)	--
Repayment of capital lease obligation	(1,783,221)	(1,636,194)
Proceeds from common stock	66,356,662	--
Proceeds from exercised warrants and option	--	213,350
Investment in a subsidiary by minority holder	797,485	--
Net cash provided by financing activities	150,995,468	(2,180,629)

Effects of rate changes on cash	931,197	16,269
Increase (decrease) in cash and cash equivalents	93,392,872	(12,618,504)
Cash and cash equivalents, beginning of period	84,172,186	68,982,259
Cash and cash equivalents, end of period	$177,565,058	$56,363,755

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,158,272	$1,926,252
Cash paid for income taxes	$1,674,353	$964,583

The accompanying notes are an integral part of these consolidated financial statements.